                                   SCHEDULE A

ETF

DJ STOXX 50(R) ETF
DJ EURO STOXX 50(R) ETF
SPDR(R) S&P(R) Emerging Asia Pacific ETF
SPDR(R) S&P(R) China ETF
SPDR(R) S&P(R) Emerging  Markets ETF
SPDR(R) S&P(R) Emerging Europe ETF
SPDR(R) S&P(R) Emerging Latin America ETF
SPDR(R) S&P(R) Emerging Middle East & Africa ETF
SPDR(R) S&P(R) World ex-US ETF
SPDR(R) S&P(R) International Small Cap ETF
SPDR(R) DJ Wilshire International Real Estate ETF
SPDR(R) FTSE/Macquarie Global Infrastructure 100 ETF
SPDR(R) MSCI ACWI ex-US ETF
SPDR(R) Russell/Nomura PRIME(TM) Japan ETF
SPDR(R) Russell/Nomura Small Cap(TM) Japan ETF
SPDR(R) S&P(R) BRIC 40 ETF
SPDR(R) S&P(R) International Dividend ETF
SPDR(R) S&P(R) International Mid Cap ETF
SPDR(R) S&P(R) Emerging Markets Small Cap ETF
SPDR(R) DJ Wilshire Global Real Estate ETF

EFFECTIVE WITH SEC, BUT NOT OPERATIONAL
SPDR(R) S&P(R) Asia Pacific ETF
SPDR(R) S&P(R) Europe ETF

Dated: May 7, 2008